EXHIBIT 10.22

[ZELTIQ Logo]

December 3, 2010

Mitch Levinson

5658 Owens Drive, Apt. 308

Pleasanton, CA 94588

Re: Separation from Zeltiq Aesthetics, Inc.

Dear Mitch:

This letter confirms your termination from Zeltiq Aesthetics, Inc. (the “Company”) effective December 3, 2010 (“Separation Date”), and explains the details of your separation from employment as well as the severance benefits the Company is offering to you.

You acknowledge that you have been given your final paycheck and paid all outstanding salary amounts and any accrued, but unused, vacation time. You also will be eligible to convert your medical insurance coverage under COBRA, and will be provided with information describing this conversion election.

Per the terms of our April 15, 2010 agreement, the Company will provide to you the following severance benefits in exchange for your agreement to waive all claims against the Company, whether you have any claims or not:

(i) Severance. The Company will pay you severance in the amount of $155,000.04, less applicable withholdings, which is equivalent to six (6) months of your current base salary and payable in the form of salary continuation (“Severance”). The Severance will start being paid on the Company’s first payroll following expiration of the 7-day revocation period discussed below.

(ii) Bonus. In addition, the Company will pay you a bonus payment of $77,500, less applicable withholdings, which is equivalent to 25% of your current base salary (“Bonus Payment”). The Bonus Payment will be included in your first payroll payment.

(iii) Continued and Accelerated Vesting. The stock options granted to you by the Company pursuant to the Company’s 2005 Stock Option Plan (“Plan”) will continue to vest until the second anniversary of your Separation Date (the “Continued Vesting Period”); provided that, during the Continued Vesting Period, you do not engage in any behavior that constitutes “Cause,” as that term is defined in your employment agreement with the Company dated April 15, 2010 (“Employment Agreement”). Upon your successful completion of the Continued Vesting Period, all outstanding options held by you will vest automatically and the exercise period for these vested options and all other vested options will extend to the earlier of the option’s expiration date or the five year anniversary of your Separation Date; provided, however, that such options will be treated as Nonstatutory Stock Options (as defined in the Plan) to the extent required by law.

(iv) COBRA Coverage. Subject to your timely conversion election, the Company will pay the premiums for your COBRA coverage at the rates then in effect for active employees (subject to any subsequent changes in the rates that are generally applicable to the Company’s active employees) until the earlier of the sixth month anniversary of your Separation Date or the date you become covered under another employer’s group health plan (“COBRA Subsidy”).

(v) Retention of Company Laptop and Blackberry. The Company will allow you to keep the laptop computer and Blackberry smart phone issued to you during your employment.

Except for the separation terms proposed in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after your last day of employment. You agree that the Company’s provision of separation benefits to you shall not be deemed as an admission of liability by the Company.

In exchange for the separation benefits described above, you agree that you and your representatives waive all claims of any kind, known and unknown, which you may now have or have ever had against Zeltiq Aesthetics, Inc., its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, and employees. This release includes all claims arising from your employment with the Company and its termination, including employment discrimination claims under the California Fair Employment and Housing Act, Title VII, the Age Discrimination in Employment Act (“ADEA”), and any other state or federal law1. You also agree not to initiate or cause to be initiated any lawsuit, investigation or proceeding of any kind concerning the claims released by this paragraph, or to voluntarily participate in one except as required by law. Notwithstanding the foregoing, you acknowledge and agree that you are not waiving or being required to waive any right or claim that cannot be waived as a matter of law.

You understand and agree that this letter shall be maintained in strict confidence, and that you shall not disclose any of its terms to another person, except legal counsel, unless required by law. You further agree not to disparage Zeltiq Aesthetics, Inc. or any of its affiliates, including their business reputations or business relationships.

You agree to return all the Company’s materials in your possession, except the laptop computer and Blackberry discussed above, as soon as possible. You also agree to

[1]

Because this release specifically covers known and unknown claims, you are waiving your rights under Section 1542 of the California Civil Code or any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement to the debtor.”

sign and return the Termination Certificate to the Employee Proprietary Information and Inventions Agreement you entered into during your employment, and understand that even after your employment with the Company ends, you must comply with your continuing obligations under that Agreement, including your obligation to maintain the confidentiality of the Company’s confidential and proprietary information.

This letter agreement, the Employee Proprietary Information and Inventions Agreement contain all of our agreements and understandings and fully supersede any prior agreements or understandings that we may have had regarding your employment with the Company or its termination. Notwithstanding the foregoing, you understand that the Company’s 2005 Stock Option Plan and the December 11, 2007 Restricted Stock Option Agreements and related promissory notes (as amended by your Employment Agreement) between you and the Company remain in full force and effect.

This agreement shall be governed by California law and may be amended only in a written document signed by you and the Company’s President. If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable. This agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys and permitted assigns. You agree, however, that you will not assign any rights or obligations under this agreement, and any such purported assignment shall be null and void.

You agree that you have been advised that you have 21 days to consider this agreement (but may sign it at any time beforehand if you so desire). You also acknowledge that you have been advised to consult an attorney in considering this agreement. You also understand that you can revoke this agreement within 7 days of signing it by sending a certified letter to that effect to me. Notwithstanding the foregoing, you understand and agree that the portion of this agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this agreement will become effective upon its execution by the parties.

If you have any questions, please feel free to call me. Please do not sign this agreement before December 3, 2010. We wish you the very best in your future endeavors.

Very truly yours,

/s/ Gordie Nye
Gordie Nye
Chief Executive Officer

To accept the severance package described above, please sign below and return this letter to me on or before December 24, 2010.

AGREED:

Dated: 12/17/10	/s/ Mitch Levinson
Mitch Levinson